NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS DEBENTURE SHOULD CAREFULLY REVIEW THE TERMS OF THIS DEBENTURE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS DEBENTURE.

MAVERICK OIL AND GAS, INC.

FORM OF

SECURED CONVERTIBLE DEBENTURE

Issuance Date: July 30, 2007	Principal: U.S. $_______________

FOR VALUE RECEIVED, Maverick Oil and Gas, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of ____________________________ or registered assigns (“Holder”) the amount set out above as the Principal (as increased pursuant to the terms hereof by adding capitalized Interest or as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), on acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate equal to 8.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Debenture (including all Senior Secured Convertible Debentures issued in exchange, transfer or replacement hereof, this “Debenture”) is one of an issue of Senior Secured Convertible Debentures issued pursuant to the Securities Exchange Agreement (as defined below) on the Closing Date (collectively, the “Debentures” and such other Senior Secured Convertible Debentures, the “Other Debentures”), in exchange for the Outstanding Debentures (as defined in the Securities Exchange Agreement) held by the Holder. Certain capitalized terms used herein are defined in Section 29.

(1)        PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The “Maturity Date” shall be July 30, 2009, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

(2)        INTEREST; INTEREST RATE. Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each month on the first day of the succeeding month during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being August 1, 2007. Interest shall be payable on each Interest Date, to the record holder of this Debenture on the applicable Interest Date, and to the extent that any Principal amount of this Debenture is converted prior to such Interest Date, accrued and unpaid Interest with respect to such converted Principal amount and accrued and unpaid Late Charges with respect to such Principal and Interest shall be paid through the Conversion Date (as defined below) on the next succeeding Interest Date to the record holder of this Debenture on the applicable Conversion Date, in cash. The Company shall pay Interest on the outstanding Principal by adding the same to the Principal of this Debenture on each Interest Date (whereupon the outstanding Principal of this Debenture which bears Interest as set forth herein shall be increased by such amount), except upon the Maturity Date, acceleration, conversion, redemption or any other date upon which Principal is required to be paid hereunder, in which case the Company shall pay Interest in cash. Prior to the payment of Interest on an Interest Date, Interest on this Debenture shall accrue at the Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to fifteen percent (15.00%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)        CONVERSION OF DEBENTURES. This Debenture shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)        Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)        Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)         “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)       “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.25, subject to adjustment as provided herein.

(c)        Mechanics of Conversion.

(i)         Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Debenture to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Debenture in the case of its loss, theft or destruction). On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Debenture is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)       Company’s Failure to Timely Convert. If within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date. If the Company complies with this Section 3(c)(ii) and makes the payments and deliveries required by the preceding sentence, the aggregate principal amount of this Debenture shall be reduced by the applicable Conversion Amount.

(iii)      Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the Full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(iv)       Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Debentures for the same Conversion Date and the Company can convert some, but not all, of such portions of the Debentures submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Debentures electing to have Debentures converted on such date a pro rata amount of such holder’s portion of its Debentures submitted for conversion based on the principal amount of Debentures submitted for conversion on such date by such holder relative to the aggregate principal amount of all Debentures submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Debenture, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d)        Limitations on Conversions.

(i)         Beneficial Ownership. The Company shall not effect any conversion of this Debenture, and the Holder of this Debenture shall not have the right to convert any portion of this Debenture pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Debentures or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(ii)       Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Debenture if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Debentures and Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of the Debentures pursuant to the Securities Exchange Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion or exercise, as applicable, of Debentures or Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Debentures issued to such Purchaser pursuant to the Securities Exchange Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Debentures issued to the Purchasers pursuant to the Securities Exchange Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Debentures, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Debentures shall convert all of such holder’s Debentures into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Debentures on a pro rata basis in proportion to the aggregate principal amount of the Debentures then held by each such holder.

(4) RIGHTS UPON EVENT OF DEFAULT	.

(a)        Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)       [intentionally omitted];

(ii)       the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

(iii)      the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Debentures, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Debentures into shares of Common Stock that are tendered in accordance with the provisions of the Debentures, other than pursuant to Section 3(d);

(iv)       at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the Full Conversion Amount;

(v)        the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Debenture (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Exchange Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(vi)       any default occurs and is continuing under, any redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Exchange Agreement) other than with respect to any redemption of the Other Debentures in accordance with their terms; provided, that in the event that any such acceleration of indebtedness is rescinded by the holders thereof prior to acceleration of this Debenture or the Other Debentures, no Event of Default shall exist as a result of such rescinded acceleration;

(vii)     the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B)

consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(ix)       a final judgment or judgments for the payment of money (A) aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries (other than any such judgment against Maverick Operating Company LLC; provided, that such judgment does not result in (x) a judgment, writ or warrant of attachment or similar process involving the Company, any of its other Subsidiaries or any of their respective properties or assets or (y) a default or event of default under any contract, instrument or other obligation to which the Company or any of its other Subsidiaries is a party or otherwise bound) and (B) which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(x)        the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days, and except for breaches that are not reasonably likely to result in liability to the Company of more than $50,000 in any single instance or $100,000 in the aggregate;

(xi)       any breach or failure in any respect to comply with any of Sections 8, 10 or 15 of this Debenture;

(xii)      any Event of Default (as defined in the Other Debentures) occurs and is continuing with respect to any Other Debentures;

(xiii)    breach by the Company or any of its Subsidiaries of any representation or warranty or agreement in the Security Documents, the repudiation by the Company or any of its Subsidiaries of any of its obligations under the Security Documents or the unenforceability of the Security Documents against the Company or any of its Subsidiaries for any reason; or

(xiv)     breach or other failure by the Company to effect the Reverse Stock Split, as defined and in accordance with Section 4(q) of the Securities Exchange Agreement.

(b)        Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Debenture or any Other Debenture, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Debenture (as “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Debenture the Holder is electing to redeem; provided that upon the occurrence of any default described in Section 4(a)(vii) and 4(a)(viii), this Debenture shall automatically, and without any action on behalf of the Holder, be redeemed by the Company. Each portion of this Debenture subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the sum of the Conversion Amount to be redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such sum of the Conversion Amount together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 13.

(5)        RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)        Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Debentures in exchange for such Debentures a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Debentures, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Debentures held by such holder and having similar ranking to the Debentures, and satisfactory to the Required Holders and (ii) unless the Fundamental Transaction would result in a Change of Control and the Company complies with the provisions of Section 5(b), the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (a “Public Successor Entity”). Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental

Transaction, the provisions of this Debenture referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Debenture at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Debentures prior to such Fundamental Transaction, such shares of the publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Debenture; provided that, such shares need not be publicly traded if the Fundamental Transaction would result in a Change of Control and the Company complies with the provisions of Section 5(b). The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(b)        Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Debenture by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Debenture subject to redemption pursuant to this Section 5 shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) 125% of the sum of the Conversion Amount being redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 125% of the sum of the Conversion Amount being redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 13 and shall have priority to payments to stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(6)        RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)        Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then, to the extent it has not received such Purchase Right as a result of the provisions of Section 16 of this Debenture, the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this Debenture) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)        Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, (i) in addition to the shares of Common Stock, if any, receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(7)        RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)        [Intentionally omitted.]

(b)        Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Exchange Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Exchange Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)        Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(8)        COMPANY’S RIGHT OF OPTIONAL REDEMPTION.

(a)        Company Optional Redemption. The Company shall have the right to redeem this Debenture, in full but not in part (a “Company Optional Redemption”), at any time, in cash at the Company Optional Redemption Price (as defined below); provided, that during the period commencing with the Company Optional Redemption Notice Date (as defined below) through the Company Optional Redemption Date (as defined below), the Equity Conditions have been satisfied (or waived in writing by the Holder). The Company may exercise its right to require a Company Optional Redemption under this Section 8(a) by delivering a written notice thereof by facsimile and overnight courier to the Holder and all, but not less than all, of the holders of Other Debentures and the Transfer Agent (the “Company Optional Redemption Notice” and the date all of the holders received such notice by facsimile is referred to as the “Company Optional Redemption Notice Date”). The Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall state (i) the sixty (60) day period following the Company Optional Redemption Notice Date within which the Holder shall have the right to designate the redemption date, and within five (5) Business Days after the Company Optional Redemption Notice Date, the Holder shall designate a Business Day within such 60-day period as the redemption date by giving the Company no less than five (5) Business Days’ written notice thereof (such redemption date, the “Company Optional Redemption Date”), (ii) the Company Optional Redemption Price, including the amount of accrued Interest to and including the Company Optional Redemption Date, (iii) that the Debentures called for Company Optional Redemption must be surrendered to the Company to collect the Company Optional Redemption Price and (iv) that, unless the Company defaults in making the payment of the Company Optional Redemption Price, Interest on the Debentures called for redemption ceases to accrue after the Company Optional Redemption Date. For the avoidance of doubt, this Section 8 shall not apply to any redemption of this Debenture that is provided for under any of the other provisions of this Debenture, including, without limitation, a redemption in connection with an Event of Default under Section 4, a redemption in connection with a Change of Control under Section 5, or a Holder Optional Redemption under Section 10 or asset sale redemption under Section 15.

(b)        Mechanics of Company Optional Redemption. If the Company elects a Company Optional Redemption in accordance with Section 8(a), then the amount which is to be paid to the Holder on the Company Optional Redemption Date shall be redeemed by the Company on such Company Optional Redemption Date, and the Company shall pay to the

Holder on such Company Optional Redemption Date, by wire transfer of immediately available funds, an amount in cash (the “Company Optional Redemption Price”) equal to 100% of the unpaid Principal plus Interest accrued thereon (to and including the Company Optional Redemption Date). If the Company fails to pay on the Company Optional Redemption Date the Company Optional Redemption Price, then at the option of the Holder designated in writing to the Company (any such designation, a “Conversion Notice” for purposes of this Debenture), the Holder may require the Company to convert all or any part of the Company Optional Redemption Price at the Company Conversion Price (with the Company Optional Redemption Date being deemed to be the “Conversion Date” for purposes of such calculation). Conversions required by this Section 8(b) shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this Section 8(b), but subject to Section 3(d), until the Company Optional Redemption Price (together with any interest thereon) is paid in full in cash, this Debenture may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event the Holder elects to convert all or any portion of this Debenture prior to the Company Optional Redemption Date as set forth in the immediately preceding sentence, the Principal of this Debenture so converted shall be deducted from the Principal relating to the Company Optional Redemption Date as set forth in the applicable Company Optional Redemption Notice.

(c)        Pro Rata Company Optional Redemption Requirement. If the Company elects to effect a Company Optional Redemption of this Debenture pursuant to Section 8(a), then it must simultaneously take the same action with respect to the Other Debentures.

(9)        [Intentionally omitted.]

(10)        HOLDER’S RIGHTS OF OPTIONAL REDEMPTION.

(a)        The Holder shall have the right, on each of October 30, 2008 and April 30, 2009 (each, an “Optional Redemption Exercise Date”), in its sole discretion, to require that the Company redeem up to one third (1/3) of the unpaid Principal outstanding as of the Issuance Date, plus Interest accrued thereon (to and including the Optional Redemption Exercise Date) (the “Holder Optional Cash Redemption Amount”), by delivering written notice thereof to the Company (a “Holder Optional Redemption Notice”) no later than ten (10) days prior to the applicable Optional Redemption Exercise Date. The Holder Optional Redemption Notice shall indicate the Optional Redemption Amount. The portion of this Debenture subject to redemption pursuant to this Section 10 shall be redeemed by the Company on the applicable Optional Redemption Exercise Date in cash at a price equal to the Holder Optional Cash Redemption Amount being redeemed (the “Holder Optional Cash Redemption Price”).

(b)        Mechanics of a Holder Optional Cash Redemption. The Holder Optional Cash Redemption Amount which is to be paid to the Holder on the applicable Optional Redemption Exercise Date shall be redeemed by the Company on such Optional Redemption Exercise Date, and the Company shall pay to the Holder on such Optional Redemption Exercise Date, by wire transfer of immediately available funds, an amount in cash equal to 100% of the Holder Optional Cash Redemption Price. If the Company fails to redeem the Holder Optional

Cash Redemption Amount on the applicable Optional Redemption Exercise Date by payment of the Holder Optional Cash Redemption Price on such date, then at the option of the Holder designated in writing in a Conversion Notice to the Company, the Holder may require the Company to convert all or any part of the Holder Optional Cash Redemption Amount at the Holder Optional Redemption Price. Conversions required by this Section 10(b) shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this Section 10(b), but subject to Section 3(d), until the Holder Optional Cash Redemption Price (together with any interest thereon) is paid in full, the Holder Optional Cash Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(11)      NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture.

(12)      RESERVATION OF AUTHORIZED SHARES.

(a)        Reservation. The Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Debentures equal to 100% of the Conversion Rate with respect to the Conversion Amount of each such Debenture as of the Issuance Date and so long as any of the Debentures are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Debentures, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Debentures then outstanding pursuant to Sections 2 and 3; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Debentures and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Debentures based on the principal amount of the Debentures held by each holder at the Closing (as defined in the Securities Exchange Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Debentures, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Debentures shall be allocated to the remaining holders of Debentures, pro rata based on the principal amount of the Debentures then held by such holders.

(b)        Insufficient Authorized Shares. If at any time while any of the Debentures remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Debentures at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Debentures then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(13)      HOLDER’S REDEMPTIONS.

(a)        Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. The Company shall deliver to the Holder the amounts required to be paid pursuant to Section 15(e) within five Business Days after the Company’s delivery to the Holder of an Asset Sale Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Debenture, the Company shall promptly cause to be issued and delivered to the Holder a new Debenture (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Debenture representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Debenture, or issue a new Debenture (in accordance with Section 19(d)) to the Holder representing the sum of such Conversion Amount to be redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest and (z) the Conversion Price of this Debenture or such new Debentures shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)        Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Debentures for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b), Section 8 or Section 10 (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Debentures (including the Holder) based on the principal amount of the Debentures submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(14)      VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Debenture, except as required by law, including, but not limited to, the General Corporation Law of the State of Nevada, and as expressly provided in this Debenture.

(15)      COVENANTS.

(a)        Rank. All payments due under this Debenture (a) shall rank pari passu with all Other Debentures and (b) shall be senior in right of payment to all other Indebtedness of the Company and its Subsidiaries, except for Permitted Senior Indebtedness.

(b)        Incurrence of Indebtedness. So long as this Debenture is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Debenture and the Other Debentures and (ii) Permitted Indebtedness.

(c)        Existence of Liens. So long as this Debenture is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)        Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly,

(i)         declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such, other than as required under the Warrants;

(ii)       purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, other than as required under the Warrants; or

(iii)      make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company, except a payment of interest or principal at the stated maturity thereof and except for payments of principal, interest and other amounts under the Other Debentures.

(e)        Asset Sales. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(A)       the Company (or the applicable Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(B)       at least 85% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash.

Promptly after the occurrence of an Asset Sale, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Asset Sale Notice”) to the Holder. At any time after receipt of such Asset Sale Notice, the Holder may require the Company to redeem with the cash proceeds of such Asset Sale all or any portion of this Debenture by delivering written notice thereof (the “Asset Sale Redemption Notice”) to the Company, which Asset Sale Redemption Notice shall indicate the portion of this Debenture the Holder is electing to redeem; provided that if the aggregate principal amount of Debentures to be redeemed with the cash proceeds of an Asset Sale exceeds the amount of cash proceeds received from such Asset Sale, the Company shall redeem this Debenture and Other Debentures on a pro rata basis with such proceeds. Each portion of this Debenture subject to redemption by the Company pursuant to this Section 15(e) shall be redeemed by the Company at a price equal the product of (A) the Conversion Rate with respect to such sum of the Conversion Amount together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest in effect at such time as the Holder delivers the Asset Sale Redemption Notice and (B) the greater of (1) the Closing Sale Price and (2) the then applicable Conversion Price of the Common Stock on the date immediately preceding the date on which the Holder delivers the Asset Sale Redemption Notice (the “Asset Sale Redemption Price”). Redemptions required by this Section 15(e) shall be made in accordance with the provisions of Section 13.

(f)        [Intentionally omitted.]

(g)        Additional Collateral. With respect to any Property acquired after the Closing Date by the Company or any of its Subsidiaries (other than any Property described or referred to in paragraph (b) or paragraph (c) of this Section) as to which the Holder does not have a perfected Lien, the Company shall, and shall cause its Subsidiaries to, promptly (i) execute and deliver to the Holder or its agent such amendments to the Security Agreement or such other documents as such Holder deems necessary or advisable to grant to the Holder a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Holder and the holders of Other Debentures a perfected first priority security interest in such Property, including without limitation, the filing of Mortgages and UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by such Holder; provided that no such Mortgages shall be required on or before the date that is 20 days following the Closing Date.

(h)        Stockholder Approval. If, after the Exchange Date, the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Conversion Shares and Warrant Shares and shall take such other action as is necessary to cause such shares to be so listed, including, without limitation, using its best efforts to solicit its stockholders’ approval of the transactions contemplated by the Transaction Documents and to cause the board of directors of the Company to recommend to the stockholders that they approve the same.

(16)      PARTICIPATION. The Holder, as the holder of this Debenture, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Debenture into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(17)      VOTE TO ISSUE, OR CHANGE THE TERMS OF, DEBENTURES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Debenture or the Other Debentures.

(18)      TRANSFER. This Debenture and any shares of Common Stock issued upon conversion of this Debenture may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Exchange Agreement.

(19)      REISSUANCE OF THIS DEBENTURE.

(a)        Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b)        Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 19(d)) representing the outstanding Principal.

(c)        Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)        Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued Interest (other than accrued Interest that has previously been capitalized as Principal pursuant to Section 2) and Late Charges on the Principal and Interest of this Debenture, from the last Interest Date.

(20)      REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21)      PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b)

there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Debenture, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(22)      CONSTRUCTION; HEADINGS. This Debenture shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any Person as the drafter hereof. The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

(23)      FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24)      DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25)      NOTICES; PAYMENTS.

(a)        Notices. Whenever notice is required to be given under this Debenture, unless otherwise provided herein, such notice shall be given in accordance with Section 10(f) of the Securities Exchange Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Debenture, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common

Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)        Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Debenture, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Exchange Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18.00%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(26)      CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Debenture have been paid in full in cash, this Debenture shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27)      WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture and the Securities Exchange Agreement.

(28)      GOVERNING LAW. This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(29)      CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)        [intentionally omitted]

(b)        “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business consistent with past practice, and (ii) the sale of Equity Interests in any of the Company’s Subsidiaries; provided that neither (A) distributions by the Company or any of its Subsidiaries of an interest in an oil and gas project, to participants, co-owners, partners, operators, interest holders or others, that are required pursuant to the documentation governing such oil and gas project nor (B) the sale, lease, conveyance or other disposition of the Whitewater Property (provided, that the proceeds thereof are used for general corporate purposes), shall constitute an “Asset Sale”.

(a)        “Bloomberg” means Bloomberg Financial Markets.

(d)        “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)        “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

(f)         “Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(g)        “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(h)        “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(i)         “Closing Date” shall have the meaning set forth in the Securities Exchange Agreement, which date is the date the Company initially issued Debentures pursuant to the terms of the Securities Exchange Agreement.

(j)         “Company Conversion Price” means, as of any date of determination, that price which shall be the lower of (i) the applicable Conversion Price and (ii) the price computed as 82.5% of the arithmetic average of the Weighted Average Price of the Common Stock during each of the five (5) consecutive Trading Days prior to the Conversion Date (such period, the “Company Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such Company Conversion Measuring Period.

(k)        “Convertible Securities” means any stock or securities (other than Options, but including for the avoidance of doubt, warrants) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(l)         “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The Nasdaq National Market or The Nasdaq Capital Market.

(m)       “Equity Conditions” means that each of the following conditions is satisfied as of the date of determination: (i) either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not be any Grace Period (as defined in the Registration Rights Agreement) then in effect or (y) all shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered any Conversion Shares upon conversion of the Debentures and any Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 3(c) hereof (and analogous provisions under the Other Debentures) and Section 1(a) of the Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market; (v) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) there shall not then exist (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Debentures and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(n)        “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

(o)        “Exchange Date” means July 30, 2007.

(p)        [intentionally omitted]

(q)        “Full Conversion Amount” means, as of any date of measurement, the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Debenture (without regard to any limitations on conversion set forth in Section 3(d) or otherwise).

(r)        “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other

Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

(s)        “GAAP” means United States generally accepted accounting principles, consistently applied.

(t)         “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(i)         interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(ii)       other agreements or arrangements designed to manage interest rates or interest rate risk; and

(iii)      other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

(u)        “Holder Optional Redemption Price” means the lower of (i) that price which shall be computed as 82.5% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the fifteen (15) consecutive Trading Days immediately preceding the date on which the Holder delivers a Holder Optional Redemption Notice (each such period, a “Holder Optional Conversion Measuring Period”) and (ii) the applicable Conversion Price. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such Holder Optional Conversion Measuring Period.

(v)        “Indebtedness” means, any indebtedness (excluding accrued expenses and trade payables), whether or not contingent:

(i)        in respect of borrowed money;

(ii)       evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii)       in respect of banker’s acceptances;

(iv)       representing Capital Lease Obligations;

(v)        representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(vi)        representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the Company prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the Company or its Subsidiaries (whether or not such Indebtedness is assumed by the Company or such Subsidiary) and, to the extent not otherwise included, the guarantee by the Company or any of its Subsidiaries of any Indebtedness of any other Person.

(w)       “Mortgage” means a Mortgage in form and substance reasonably satisfactory to the Holder, as it may be amended, supplemented or otherwise modified from time to time.

(x)        “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(y)        “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(z)        “Permitted Indebtedness” means (a) Permitted Senior Indebtedness, (b) Indebtedness described in Schedule 3(s) of the Securities Exchange Agreement and (c) other Indebtedness of the Company that is by its terms or pursuant to a subordination agreement, in each case in form and substance satisfactory to the Required Holders, subordinated in right of payment to the Debentures.

(aa)      “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company’s obligations under the Debentures and (v) Liens incurred pursuant to clause (a) of the definition of Permitted Indebtedness, provided that such Liens do not extend and otherwise are not recourse to any assets of the Company or its Subsidiaries other than the interests in property acquired with such purchase money debt.

(bb)      “Permitted Senior Indebtedness” means Indebtedness incurred by the Company in connection with the acquisition of an interest in property, equipment, entities or other assets; provided that such purchase money debt is recourse only to the interests in property so acquired.

(cc)      “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(dd)      “Principal Market” means the NASD OTC Bulletin Board.

(ee)      “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock.

(ff)       “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xiv), 120%, and (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.

(gg)      “Registration Rights Agreement” means that certain registration rights agreement dated as of the Exchange Date by and among the Company and the initial holders of the Debentures relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Debentures and exercise of the Warrants.

(hh)      “Required Holders” means the holders of Debentures representing at least a majority of the aggregate principal amount of the Debentures then outstanding.

(ii)       “SEC” means the United States Securities and Exchange Commission.

(jj)       “Securities Exchange Agreement” means that certain securities exchange agreement dated as of the Exchange Date by and among the Company and the initial holders of the Debentures pursuant to which the Company issued the Debentures.

(kk)      “Security Agreement” means the Pledge and Security Agreement dated as of the Exchange Date among the Company, its Subsidiaries, the holder of this Debenture and the holders of the Other Debentures.

(ll)       “Security Documents” means the Security Agreement, the Mortgages, if any, and all other instruments, documents and agreements delivered by the Company or any of its Subsidiaries in order to grant to any holder of a Debenture or Other Debenture, a Lien on any real, personal or mixed property of the Company or one of its Subsidiaries as security for the obligations under this Debentures and Other Debentures.

(mm)    “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(nn)      “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(oo)      “Warrants” has the meaning ascribed to such term in the Securities Exchange Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(pp)      “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(qq)      “Whitewater Property” means all interests and related assets directly or indirectly held by the Company or any of its Subsidiaries relating to the Piceance Basin of Mesa and Delta Counties in Colorado.

(30)      DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of the Issuance Date set out above.

MAVERICK OIL AND GAS, INC.

By:_____________________________

Name:

Title:

EXHIBIT I

MAVERICK OIL AND GAS, INC.

CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Debenture (the “Debenture”) issued to the undersigned by Maverick Oil and Gas, Inc. (the “Company”). In accordance with and pursuant to the Debenture, the undersigned hereby elects to convert the Conversion Amount (as defined in the Debenture) of the Debenture indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:_______________________________________________________
Aggregate Conversion Amount to be converted:_________________________________
Please confirm the following information:
Conversion Price:_________________________________________________________
Number of shares of Common Stock to be issued:________________________________
Please issue the Common Stock into which the Debenture is being converted in the following name and to the following address:

Issue to:_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

Facsimile Number:________________________________________________________
Authorization:____________________________________________________________
By:_______________________________________________________________
Title:_______________________________________________________
Dated:________________________________________________________________________
Account Number:_________________________________________________________ (if electronic book entry transfer)
Transaction Code Number:__________________________________________________ (if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs StockTrans, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated July 30, 2007 from the Company and acknowledged and agreed to by StockTrans, Inc.

MAVERICK OIL AND GAS, INC.

By:_____________________________

Name:

Title: